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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                         SeaChange International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 811699 10 7
--------------------------------------------------------------------------------
                               (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

-----------------------                                  ---------------------
  CUSIP NO. 811699107                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark Sanders
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [ ]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          749,183 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0- shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          749,183 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0- shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      749,183 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [ ]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

ITEM 1 (a).      NAME OF ISSUER:
-----------      ---------------
                 SeaChange International, Inc.

ITEM 1 (b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------      -----------------------------------------------
                 c/o SeaChange International, Inc.
                 124 Acton Street
                 Maynard, MA 01754

ITEM 2 (a).      NAME OF PERSON FILING:
-----------      ---------------------
                 Mark Sanders

ITEM 2 (b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------      -----------------------------------------------------------
                 c/o SeaChange International, Inc.
                 124 Acton Street
                 Maynard, MA 01754

ITEM 2 (c).      CITIZENSHIP:
----------       ------------
                 United States

ITEM 2 (d).      TITLE OF CLASS OF SECURITIES:
-----------      -----------------------------
                 Common Stock, $.01 par value per share

ITEM 2 (e).      CUSIP NUMBER
-----------      -------------
                 811699 10 7

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
-------          ---------------------------------------------------------
                 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
                 -----------------------------------------------
                 (a)   [  ]  Broker or dealer registered under Section 15 of the
                             Act.

                 (b)   [  ]  Bank as defined in Section 3(a)(6) of the Act.

                 (c)   [  ]  Insurance Company as defined in Section 3(a)(19)
                             of the Act.

                 (d)   [  ]  Investment Company registered under Section 8 of
                             the Investment Company Act.

                 (e)   [  ]  Investment Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940.

                 (f)   [  ]  Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

                               Page 3 of 6 pages

                 (g)   [   ] Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G); see Item 7.

                 (h)   [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                 Not Applicable.

ITEM 4.          OWNERSHIP:
-------          ----------
                 (a)  Amount Beneficially Owned:

                      Mr. Sanders may be deemed to beneficially own 749,183 shares of Common Stock as of December 31, 1996.

                 (b)  Percent of Class:

                      5.9% (based on 12,752,012 shares of Common Stock reported as outstanding in the Issuer's Final Prospectus dated November 4, 1996, as adjusted pursuant to Rule 13d-3(d)(1)).

                 (c)  Number of Shares as to which such person has:

                      (i) sole power to vote or direct the vote: 749,183 shares.

                      (ii) shared power to vote or to direct the vote: -0-shares.

                      (iii) sole power to dispose or to direct the disposition
                            of: 749,183 shares.

                      (iv) shared power to dispose or to direct the disposition of: -0- shares.

ITEM (5).        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
---------        ---------------------------------------------
                 Not Applicable.

ITEM (6).        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
---------        --------------------------------------------------------
                 PERSON:
                 -------
                 Not Applicable.

ITEM (7).        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
---------        ---------------------------------------------------------
                 ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:
                 --------------------------------------------------------------
                 Not Applicable.

ITEM (8).        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
---------        ----------------------------------------------------------
                 Not Applicable.

ITEM (9).        NOTICE OF DISSOLUTION OF GROUP:
---------        -------------------------------
                 Not Applicable.

                               Page 4 of 6 pages

ITEM (10).       CERTIFICATION:
----------       --------------
                 Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                               Page 5 of 6 pages

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           /s/ Mark Sanders
                                           _________________
                                           Mark Sanders

                               Page 6 of 6 pages